EXHIBIT h

                         SHAREHOLDER SERVICING AGREEMENT
                         -------------------------------

Fred Alger & Company, Incorporated
75 Maiden Lane
New York, NY 10038

Dear Sirs:

          The Alger Fund (the "Fund") confirms its agreement with Fred Alger & Company, Incorporated ("Alger Inc.") with respect to the servicing of shareholder accounts in each series of the Fund other than the Alger Money Market Portfolio (the "Series").

Section 1. COMPENSATION AND SERVICES TO BE RENDERED.

          (a) The Fund will pay Alger Inc. an annual fee in compensation for its services in connection with the servicing of shareholder accounts in each Series. The annual fee paid to Alger Inc. under this Agreement will be calculated daily and paid monthly by the Fund at the annual rate of .25% of the Fund's average daily net assets attributable to each Series.

          (b) The annual fee will be used by Alger Inc. to provide compensation for ongoing servicing and/or maintenance of shareholder accounts in each Series and to cover an allocable portion of overhead and other Alger Inc. and selected dealer office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Alger Inc. to persons, including Alger Inc. employees, who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other similar services not otherwise required to be provided by the Fund's investment manager, transfer agent or other agent of the Fund.

Section 2. APPROVAL OF TRUSTEES.

          This Agreement will not take effect until approved by a majority vote of both (a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.


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Section 3. CONTINUANCE OF AGREEMENT.

          This Agreement will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Trustees in the manner described in Section 2 above.

Section 4. TERMINATION.

          (a) This Agreement may be terminated at any time with respect to any Series without the payment of penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities represented by the Series on not more than 60 days' written notice to Alger Inc.

          (b) This Agreement will terminate automatically in the event of its assignment.

Section 5. SELECTION OF CERTAIN TRUSTEES.

          While this Agreement is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

Section 6. AMENDMENTS.

          No material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 2 above.

Section 7. PRESERVATION OF MATERIALS.

          The Fund will preserve copies of this Agreement for a period of not less than six years (the first two years in an easily accessible place) from the date of this Agreement.

Section 8. MEANING OF CERTAIN TERMS.

          As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940, as amended (the "Act") and the rules and regulations under the Act, subject to any exemption that may be granted to the Fund under the Act by the Securities and Exchange Commission.


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Section 9. FILING OF DECLARATION OF TRUST.

          The Fund represents that a copy of its Declaration of Trust dated as of March 20, 1986, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

Section 10. LIMITATION OF LIABILITY.

          The obligations of the Fund under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Fund as provided in the Declaration of Trust. No Series of the Fund will be liable for any claims against any other Series.

Section 11. DATES.

          This Agreement has been executed by the Fund as of May 12, 1993 and will become effective AS OF May 24, 1993.

          If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.




                                              Very truly yours,

                                              THE ALGER FUND



                                              By: /s/ Gregory S. Dugh
                                                  ----------------------------
                                                  Gregory S. Dugh, Treasurer


Accepted:

FRED ALGER & COMPANY, INCORPORATED



By: /s/ Nanci K. Staple
    ----------------------------
    Nanci K. Staple, Secretary